ECD ANNOUNCES UNAUDITED YEAR-END OPERATING RESULTS
                      --------------------------------------------------

        ROCHESTER HILLS, Mich., Oct. 15, 2003 - Energy Conversion Devices, Inc. (NASDAQ:ENER) today reported unaudited financial results for the fiscal year ended June 30, 2003. On September 29, 2003, the Company filed a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission extending the due date for the filing of its Annual Report on Form 10-K for 15 calendar days which ended October 14, 2003. The filing of the Form 10-K, including audited financial statements, is intended to occur during the week of October 20, 2003.

        Among the financial highlights:

     o The Company reported a loss of $36.2 million on revenues of $65.2 million, compared to a loss of $20.9 million on revenues of $91.7 million in fiscal year 2002. On a per-share basis, the loss was $1.65 in 2003 compared to a loss of $.96 in 2002.

     o     The increased loss was primarily due to:

           -   decreased    third-party    revenue   and   increased   funding
             requirements as the Company purchased its joint venture partners' interests; and

           - lower equipment sales as the first phase of a program with ECD's Chinese joint venture partner, Rare Earth Ovonic, nears completion.

     o Texaco Ovonic Battery Systems LLC, the 50-50 NiMH battery manufacturing joint venture with ChevronTexaco, is in the final phases of production validation of transportation and stationary battery packs in its new Springboro, Ohio, facility.

     o The Company is completing a significant cost-cutting initiative, which by January 1, 2004, is expected to annually save the Company from $19 million to $25 million.

     o The Company is in negotiations and discussions regarding debt and equity financings and anticipates financing to be in place in the coming months, which should be adequate to support its operations in the near future. However, the financings will not be in place prior to filing of its Form 10-K next week. Accordingly, the Company believes the independent auditors' report on the Company's consolidated financial statements for the year ended June 30, 2003 will include an emphasis paragraph concerning the Company's ability to continue as a going concern for a reasonable period of time.

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        The financial results for 2003 and 2002 fiscal years are shown in the following table:

                                                                  Year Ended June 30,
                                                         ---------------------------------------
                                                                   2003             2002
                                                               ------------     ------------
                                                               (Unaudited)
                                                         (In thousands, except per-share amounts)
     Revenues
         Product sales                                         $  22,416        $  36,634
         Royalties                                                 1,844            2,001
         Revenues from product development agreements             37,335           52,686
         Revenues from license agreements                          3,444               25
         Other                                                       140              364
                                                               ---------        ---------
     Total Revenues                                               65,179           91,710

     Expenses                                                     98,456          113,943
                                                               ---------        ---------

     Net Loss from Operations                                    (33,277)         (22,233)

     Other Income (Expense)
         Interest income                                           3,561            4,727
         Equity in losses and writedown of joint ventures        (11,795)          (3,658)
         Other                                                     3,097              276
                                                               ---------        ---------
                                                                  (5,137)           1,345
                                                               ---------        ---------
     Net Loss Before Cumulative Effect of Change
       in Accounting Principle                                 $ (38,414)       $ (20,888)

     Cumulative Effect of Change in Accounting Principle           2,216            -
                                                               ---------        ---------

     Net Loss                                                  $ (36,198)       $ (20,888)
                                                               =========        =========

     Basic Net Loss Per Share Before Cumulative Effect
       of Change in Accounting Principle                       $   (1.75)       $    (.96)

     Basic Net Income Per Share for Cumulative Effect
       of Change in Accounting Principle                             .10            -
                                                               ---------        ---------

     Basic Net Loss Per Share                                  $   (1.65)       $    (.96)
                                                               =========        =========

     Diluted Net Loss Per Share Before Cumulative Effect
       of Change in Accounting Principle                       $   (1.75)       $    (.96)

     Diluted Net Income Per Share for Cumulative Effect
       of Change in Accounting Principle                             .10            -
                                                               ---------        ---------

     Diluted Net Loss Per Share                                $   (1.65)       $    (.96)
                                                               =========        =========

        Until May 14, 2003, the Company owned 81% of United Solar Ovonic Corp. (formerly United Solar Systems Corp.) and consolidated that entity recognizing a 19% minority interest, and accounted for United Solar Ovonic Corp.'s 40% interest in United Solar Ovonic LLC (formerly Bekaert ECD Solar Systems LLC) using the equity method of accounting. Effective May 15, 2003, with the purchase by the Company from Bekaert Corporation of Bekaert's interests in United Solar Ovonic Corp. and United Solar Ovonic LLC, the Company owns 100% of each of these entities. Beginning May 15, 2003, the financial statements of the United Solar Ovonic entities have been consolidated in ECD's financial statements.

        The delay in filing the Form 10-K is a direct result of the consolidation of the United Solar Ovonic entities as the analysis for accounting for the acquisition has taken more time than expected. The process of valuing the assets by an independent third party was lengthy due to the unique proprietary design and construction of the 30-megawatt production machine and related equipment.

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        As previously disclosed in ECD's Form 10-Q for the quarter ended March
31, 2003, ECD's recent purchases of its former partners' interests in the photovoltaic and fuel cell ventures have both near-term and long-term impacts on its capital resources. ECD is attempting to obtain additional sources of cash required to sustain its operations and is in the process of a number of negotiations and discussions with third parties to fund its operations, including securing the working capital required through additional debt and/or equity financings, the refinancing of the 30-megawatt photovoltaic manufacturing equipment, and discussions with potential new partners to form new strategic alliances to fund and grow its photovoltaic and other businesses. ECD expects that funds from debt and/or equity financings, the refinancing of the photovoltaic equipment, funds generated from operations, new business agreements, new government contracts, together with existing cash and cash equivalents, will be adequate to support its operations for the coming year. This expected funding, however, will not be in place when ECD files the audited financial statements in its Form 10-K for the fiscal year ended June 30, 2003 during the week of October 20, 2003 and, as a result, management believes the independent auditors' report on ECD's consolidated financial statements will include an emphasis paragraph concerning ECD's ability to continue as a going concern for a reasonable period of time.

Notes to financial results:
--------------------------

        The Company had revenues of $65,179,000 in the year ended June 30, 2003 compared to revenues of $91,710,000 for the year ended June 30, 2002. The decrease in consolidated revenues primarily resulted from lower product sales ($14,218,000), lower revenues from product development agreements ($15,351,000) and lower royalties ($157,000), partially offset by higher revenues from license and other agreements ($3,444,000 in 2003 versus $25,000 in 2002).

     o United Solar Ovonic's 2003 consolidated revenues increased to $14,890,000 in 2003 versus $7,157,000 in 2002 due to (i) increased product sales as it continues to expand its manufacturing capacity from the previous 5 megawatt (MW) manufacturing equipment to the current equipment which, when fully optimized, is capable of producing 30MW of photovoltaic products annually, (ii) the acquisition of 100% of United Solar Ovonic LLC on May 14, 2003 and the resultant consolidation of their revenues to third parties after that date and (iii) higher revenues from product development and license agreements.

     o The ECD segment's revenues decreased to $21,463,000 in 2003 from $36,024,000 in 2002 primarily due to an $11,293,000 decrease in revenues from product development agreements, principally from the reduced work from the advanced product development agreement with Texaco Ovonic Hydrogen Systems, and self-funding of both Ovonic Media and the development of the Ovonic(R) fuel cell technology beginning January 2003.

     o     The $19,703,000  decrease  ($28,826,000 in 2003 versus  $45,529,000 in 2002) in Ovonic Battery's revenues was primarily due to lower equipment sales to Rare Earth Ovonic ($10,726,000 in 2003 versus $25,287,000 in 2002) as the first phase of this three-phase program nears completion, decreased revenues from product development agreements ($14,942,000 in 2003 versus $20,078,000 in 2002) due to reduced work on advanced product development for Texaco Ovonic Battery Systems and decreased royalties


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           ($136,000 reduction), partially offset by increased revenues from license and other agreements ($175,000 in 2003 versus $25,000 in 2002).

        Product sales, consisting of machine building and equipment sales, photovoltaic products and nickel hydroxide and metal hydride materials, decreased 39% to $22,416,000 in the year ended June 30, 2003 from $36,634,000 in 2002. Machine-building and equipment sales revenues decreased 61% to $11,450,000 in 2003 from $29,533,000 in 2002, primarily due to the near completion of the first phase of Ovonic Battery's contracts with Rare Earth Ovonic to provide battery-making equipment ($10,726,000 in 2003 compared to $25,287,000 in 2002). All machine-building and equipment sales contracts are accounted for using percentage-of-completion accounting. Partially offsetting this decrease were increases in photovoltaic sales, which were sales of semi-finished products to United Solar Ovonic LLC prior to May 14, 2003, and are sales of finished products to third parties after that date, which were $9,769,000 for 2003, and $5,883,000 for 2002. Sales of nickel hydroxide and metal hydride materials were $973,000 in 2003 compared to $940,000 in 2002. The Company currently has a product sales backlog of $8,531,000, all of which is expected to be recognized as revenues in Fiscal 2004.

        Revenues from product development agreements decreased 29% to $37,335,000 in the year ended June 30, 2003 from $52,686,000 in the year ended June 30, 2002. The decrease was primarily a result of reduced funding from ChevronTexaco for agreements with Texaco Ovonic Hydrogen Systems ($13,651,000 for 2003 compared to $18,581,000 for 2002), Ovonic Fuel Cell which is now self-funded by the Company ($4,022,000 for 2003 compared to $8,887,000 for 2002) and Texaco Ovonic Battery Systems ($12,367,000 for 2003 compared to $16,315,000 for 2002) for advanced product development agreements. Also contributing were lower revenues from a service agreement with Ovonic Media ($615,000 in 2003 versus $1,923,000 in 2002) and the completion of programs with National Institute of Standards and Technology (NIST) and Department of Energy (DOE), which advanced the Company's hydrogen storage and optical memory technologies (zero in 2003 versus $521,000 in 2002).

        Revenues from license and other agreements increased to $3,444,000 in 2003, from $25,000 in 2002. The increase primarily resulted from United Solar Ovonic Corp. issuing to Canon Inc. a notice whereby United Solar Ovonic Corp. granted Canon rights to manufacture photovoltaic products in two countries of its choice in Southeast Asia, excluding India and the People's Republic of China. These rights were granted in satisfaction of the outstanding obligation ($2,500,000 plus accrued interest) due Canon in connection with a previous loan made to United Solar Ovonic Corp. by Canon. United Solar Ovonic Corp. recorded the satisfaction of the loan from Canon ($3,269,000) as revenue from license agreements in its statement of operations for 2003. Also, Ovonic Battery entered into license agreements with four Chinese companies for a total of $175,000. Revenues from license and other agreements depend on a small number of new business arrangements, are sporadic and vary dramatically from period to period.

        Royalties decreased 8% to $1,844,000 in 2003 from $2,001,000 in 2002.
Lower royalties reflect lower sales of small consumer batteries and increased production efficiencies of the Company's licensees, which have resulted in lower prices.


        The Company had a net loss of $36,198,000 on revenues of $65,179,000 in 2003 compared to a net loss of $20,888,000 on revenues of $91,710,000 for 2002. The $15,310,000 increase in the net loss resulted primarily from increased patent defense expenses (net) of $2,680,000 to protect the Company's intellectual property, increased losses on product sales of $2,992,000, an increase of $7,672,000 in the net cost of product development as the Company


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received lower third-party funding to offset its spending on its core technologies, reduced interest income of $1,166,000 due to a lower cash balance and lower interest rates and increased equity losses of $8,137,000, partially offset by increased license revenues of $3,419,000. In addition, the Company recognized income of $2,216,000 attributable to the cumulative effect of a change in accounting principle.

        The loss from operations increased to $33,227,000 in 2003 from $22,233,000 in 2002 because of:

     o a $5,690,000 increased operating loss for the ECD segment, which includes machine building, optical memory, fuel cell technology, support services for hydrogen storage, and Ovonic(TM) Cognitive Computer technology ($16,924,000 in 2003 versus $11,234,000 in 2002), primarily due to higher investment in product development as the Company received lower third-party funding to offset its spending on its core technologies;

     o an increased operating loss of $1,816,000 for United Solar Ovonic (operating loss of $6,355,000 in 2003 versus operating loss of $4,539,000 in 2002) primarily due to costs associated with increasing production capacity with the February 2003 start-up of new manufacturing equipment which, when fully optimized, is capable of producing 30MW of photovoltaic products annually and due to, after May 14, 2003, recognition of 100% of United Solar Ovonic's operating results;

     o a $3,538,000 increased operating loss for Ovonic Battery (operating loss of $9,998,000 in 2003 versus operating loss of $6,460,000 in
           2002) primarily resulting from higher costs for patent defense and lower revenues from product development agreements.

        The $6,482,000 decrease in other income (net) ($5,137,000 expense in 2003 compared to $1,345,000 income in 2002) resulted primarily from increased equity losses attributed to losses at United Solar Ovonic LLC ($6,103,000 in 2003 compared to $2,944,000 in 2002), equity losses and the writedown of the Company's investment in ITS Innovative Transportation Systems ($5,286,000 loss in 2003) and from lower interest income on the Company's investments as a result of lower interest rates and a lower level of investments ($3,561,000 in 2003 compared to $4,727,000 in 2002), partially offset by increased realized gains on the sale of investments ($1,427,000 in 2003 versus $304,000 in 2002) and because 2002 had a $1,000,000 write-off of the Company's investment in EV Global.

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These new accounting rules required the Company to recognize the unamortized negative goodwill of approximately $2,216,000. This is a favorable adjustment to the Company and is the cumulative effect of a change in accounting principle in the Company's statements of operations on July 1, 2002. The Company amortized $466,000 of negative goodwill in 2002 and zero in 2003.

Liquidity and Capital Resources
-------------------------------

        As of June 30, 2003, the Company had $35,369,000 of consolidated cash, cash equivalents and short-term investments ($7,000,000 of which was restricted) consisting of

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commercial paper, classified as available for sale, maturing from 91 days to
31 months. The recent purchases of our former partners' interests in the photovoltaic and fuel cell ventures have both near-term and long-term impacts on the Company's capital resources. While the Company was able to purchase the interests in the photovoltaic and fuel cell ventures for only $6,900,000 and $1, respectively, it is now funding 100% of the cash requirements for United Solar Ovonic (after May 14, 2003) and Ovonic Fuel Cell (after December 31,
2002), as well as Ovonic Media (after January 3, 2003). Also, in connection with the purchase of Bekaert's United Solar Ovonic interests, the Company provided approximately $40 million to United Solar Ovonic to terminate the sale-and-leaseback agreements related to the 30MW and 5MW photovoltaic production equipment and extinguish related guarantees provided by Bekaert.

        Agreements with ChevronTexaco, Bekaert, Ovonyx and General Electric have resulted in the acceleration of the commercialization and development of the Company's products and technologies. While the Company's business partners have funded most of its product development activities, additional sources of cash are required to sustain the Company's operations. The Company expects to continue to use significant cash to fund its operations in the coming year and is engaged in a number of activities to raise capital, grow revenues and reduce costs.

        The unaudited financial results have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company were unable to continue as a going concern. The Company is presently in negotiations and discussions with third parties to refinance the 30MW production equipment. The Company obtained an independent appraisal that valued the 30MW equipment substantially above the $64 million equipment cost. The Company is also engaged in a number of other negotiations and discussions to fund its operations, including forming new strategic alliances to fund and grow its photovoltaic and other businesses and raising additional capital through equity and debt financings. In addition, the Company is engaged in negotiations with government agencies for contracts to fund its development activities.

         Management believes that funds generated from operations, new business agreements, potential equity and debt financings and new government contracts such as the recent General Electric NIST contract with ECD to manufacture large-area organic electronic devices, together with existing cash and cash equivalents, will be adequate to support the Company's operations and planned growth for the coming year. However, the amount and timing of such activities are uncertain. Accordingly, no assurances can be given as to the timing or success of the aforementioned plans, negotiations, discussions and programs.

        On July 31, 2003, the Company announced a series of initiatives aimed at aggressively continuing to grow revenue through increased photovoltaic production and sales, continued expansion of NiMH battery manufacturing capability and expected growth in solid hydrogen storage systems while significantly reducing operating costs. Workforce reallocation and reductions of up to 20% are being implemented to meet the Company's aggressive cost reduction targets, and business units have begun to reduce discretionary spending and other costs associated with the Company's operations. A salary freeze has been implemented and the Company's executive management team has voluntarily taken a 10% salary reduction. Additional cost-reduction initiatives will include attrition, reduced purchased services and contract employees and lower capital expenditures. The cost containment initiatives should be fully implemented by January 1, 2004. In aggregate, they are expected to save the Company from $19,000,000 to $25,000,000 annually.


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        ECD will hold a conference call on Wednesday, October 15 at 12:00 noon
(Eastern Time) to discuss its fiscal year 2003 results. Individuals wishing to participate in the conference should call (877) 858-2512 or (706) 634-1291. A live webcast of the conference call will be available online at http://www.videonewswire.com/ECDOVONICS/101503/ or through the Company's web site at www.ovonic.com. A replay of the call will be available through Monday, October 20 at (800) 642-1687 or (706) 645-9291. Callers should use conference ID # 3324186 to access the replay.

        ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on http://www.ovonic.com.

                                             ###

        This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.


Contacts:
--------
Stephan Zumsteg, Vice President and CFO
Ghazaleh Koefod, Investor Relations
Energy Conversion Devices, Inc.
248.293.0440